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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] no longer Subject                                                                                   |Expires: January 31, 2005 |
    to Section 16.                                                                                      |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|    TURNER,      TERRY          C.      | GOLDEN EAGLE INTERNATIONAL, INC. "MYNG"        |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for         | X  Officer               Other         |
|                                        |   Number of Reporting |  Month/Day/Year        |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
| 13803 SO. MAGIC WAND STREET            |                       |                        |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Day/  |   (Check Applicable Line)              |
|                                        |                       |  Year)                 |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|   DRAPER,           UTAH     84020     |                       |      12/30/02          |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security      |2.Trans- |2A.     |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)             |  action |Deemed  |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                         |  Date   |Execu-  |  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                         | (Month/ |tion    |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned Following|Form  |  Ownership       |
|                         |  Day/   |Date,   |-------- |-------------------------------|  Reported       |(D)   |  (Instr. 4)      |
|                         |  Year)  |if any. |     |   |                |(A) |         |  Transaction(s) |or    |                  |
|                         |         |(M/D/Y) |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------| -----------------
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
| COMMON                  |12/30/02 |12/30/02|   X |   |13,586,957      | A  | $.075   |                 | D    | NOTE 1           |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
| COMMON                  |12/30/02 |12/30/02|   S |   | 3,586,957      | D  | $.284   | 10,000,000      | D    | NOTE 2           |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
| COMMENTS:                                                                                                                        |
|                                                                                                                                  |
|NOTE 1:                                                                                                                           |
| Shares acquired pursuant to exercise of option. Transaction is exempt from application of Section 16 by reason of rule 16b-6(b). |
|NOTE 2:                                                                                                                           |
| Shares surrendered for the exercise of the option.                                                                               |
|                                                                                                                                  |
 ----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver|3.    |3A.Deemed|4.Trans-|5.Number of      |6.Date      |7.Title and Amount|8.Price |9.Number  |10. |11.Nature|
|Derivative|sion or |Trans-|Execution|action  |Derivative       |Exercisable |of Underlying     |of Deriv|  of      |Own.|  of     |
|Security  |Exercise|action|Date, if |Code    |Securities       |and         |  Securities      |Security|Derivative|Form|Indirect |
|          |Price of|Date  |any (mon/|        |Acquired (A) or  |Expiration  |                  |        |Securities|of  |Benefi-  |
|          |Deriva- |      |day/Year)|        |Disposed of (D)  |Date        |                  |        |Benefi-   |Deri|cial     |
|          |tive    |(Month|         |        |                 |(Month/Day/ |                  |        |cially    |Sec.|Ownership|
|          |Security| Day/ |         |        |                 |Year)       |                  |        |Owned     |Dir.|         |
|          |        | Year)|         |        |                 |------------|------------------|        |following |(D) |         |
|          |        |      |         |        |                 |Date |      |        |Amount or|        |reported  |or  |         |
|          |        |      |         |--------|-----------------|Exer-|Expira| Title  |Number of|        |trans.    |Ind.|         |
|          |        |      |         |Code| V |   (A)   |    (D)|cis- |tion  |        |Shares   |        |          |(I) |         |
|          |        |      |         |    |   |         |       |able |Date  |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
| OPTIONS  | $.075  |12/30/|         |    |   |         |13,586,|03/20|03/20 |        |13,586,  |        |          |    | NOTE 3  |
|          |        |   02 | 12/30/02| X  |   |         | 957   | /02 | /03  | COMMON |   957   |        |11,413,043| D  | NOTE 4  |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|

  Explanation of Responses:

NOTE 3: Transaction is exempt from application of Section 16 by reason of Rule 16b-6(b).

NOTE 4: Due to a calculation error, the number of derivative securities beneficially owned following the reported transaction
        (Item 9) was incorrectly reported as 10,000,000 rather than the correct number of 11,413,043 as set forth above.




                     /S/ TERRY C. TURNER                                                  02/14/03

           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date
















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